MIRAGE RESORTS, INCORPORATED
                        AMENDMENT TO BYLAWS

                         February 17, 1999



RESOLVED:   That Section 6(A)(b) of the Bylaws  of this Corporation is hereby amended by deleting the second sentence thereof and replacing it with the following sentence:

     "To be timely, a stockholder's notice shall be received by the secretary at the principal executive office of the corporation not less than 120 calendar days prior to the day and month corresponding to the day and month on which the corporation's proxy statement was first released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the day and month corresponding to the day and month of the previous year's annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of such annual meeting is first made by the corporation."; and

RESOLVED FURTHER: That Section 6(B) of the Bylaws of this Corporation is hereby amended by deleting the third sentence thereof and replacing it with the following sentence:

     "In the event that the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corpor-ation's notice of meeting, if the stockholder's notice required by paragraph (A)(b) of this bylaw shall be received by the secretary at the principal executive office of the corporation not later than the close of business on the later of 120 calendar days prior to such special meeting or 10 calendar days following the date on which public announcement is first made by the corporation of the date of such special meeting and of the nominee(s) proposed by the board of directors to be elected at such meeting."

                            EXHIBIT 3.5